CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1234 to Registration Statement No. 333-122917 on Form N-1A of our report dated August 29, 2019, relating to the financial statements and financial highlights of the Power Income Fund, Power Dividend Index Fund, Power Momentum Index Fund, Power Global Tactical Allocation/JA Forlines Fund, Power Floating Rate Index Fund and Power Dividend Mid-Cap Index Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended June 30, 2019, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm", and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

October 25, 2019